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                                                                       EXHIBIT 2


                             DISTRIBUTION AGREEMENT

                                 BY AND BETWEEN

                                   AT&T CORP.

                                       AND

                                 NCR CORPORATION

                         DATED AS OF NOVEMBER 20, 1996,
                 AS AMENDED AND RESTATED AS OF DECEMBER 18, 1996
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                             DISTRIBUTION AGREEMENT

                  THIS DISTRIBUTION AGREEMENT, dated as of November 20, 1996, as amended and restated as of December 18, 1996, is by and between AT&T and NCR. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.

                  WHEREAS, the Board of Directors of AT&T has determined that it is in the best interests of AT&T and its shareholders to separate AT&T's existing businesses into three independent businesses;

                  WHEREAS, in furtherance of the foregoing, AT&T, NCR and Lucent have executed and delivered the Separation and Distribution Agreement providing for, among other things, the initial public offering of shares of Lucent Common Stock (which was consummated on April 10, 1996) and for the pro rata distribution by AT&T of all of its shares of Lucent Common Stock to the shareholders of AT&T;

                  WHEREAS, AT&T, NCR and Lucent have also executed and delivered the Ancillary Agreements (as such term is defined in the Separation and Distribution Agreement) governing certain additional matters relating to the Lucent Distribution;

                  WHEREAS, the Board of Directors of AT&T has also determined that AT&T will distribute to its shareholders all of the capital stock of NCR held directly or indirectly by AT&T, subject to the terms and conditions set forth herein;

                  WHEREAS, the NCR Distribution is intended to qualify as a tax-free spin-off under Section 355 of the Code;

                  WHEREAS, it is appropriate and desirable to set forth certain agreements that will govern certain matters relating to the NCR Distribution and the relationship of AT&T and NCR and their respective Subsidiaries following the NCR Distribution;

                  WHEREAS, in consideration of the transactions contemplated hereby and by the Transaction Agreements, AT&T has agreed to make certain specified capital contributions to NCR;

                  NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  For the purpose of this Agreement the following terms shall have the following meanings:

                  1.1. ACTION has the meaning set forth in the Separation and Distribution Agreement.

                  1.2. ADJUSTMENT has the meaning set forth in the Tax Sharing Agreement.
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                  1.3. AFFILIATE has the meaning set forth in the Separation and
Distribution Agreement.

                  1.4. AGENT means the distribution agent to be appointed by AT&T to distribute, or make book entry credits for, the shares of NCR Common Stock held by AT&T pursuant to the NCR Distribution.

                  1.5. AGREEMENT means this Distribution Agreement, including all of the Schedules hereto.

                  1.6. AMERICAN RIDGE has the meaning set forth in the Separation and Distribution Agreement.

                  1.7. ANCILLARY AGREEMENTS has the meaning set forth in the Separation and Distribution Agreement.

                  1.8. APPLICABLE DEADLINE has the meaning set forth in the Separation and Distribution Agreement.

                  1.9. ARBITRATION ACT has the meaning set forth in the Separation and Distribution Agreement.

                  1.10. ARBITRATION DEMAND NOTICE has the meaning set forth in the Separation and Distribution Agreement.

                  1.11. ASSETS has the meaning set forth in the Separation and Distribution Agreement.

                  1.12. AT&T means AT&T Corp., a New York corporation.

                  1.13. AT&T COMMON STOCK means the Common Stock, $1.00 par value per share, of AT&T.

                  1.14. AT&T GROUP has the meaning set forth in the Separation and Distribution Agreement.

                  1.15. AT&T INDEMNITEES has the meaning set forth in Section
4.2 hereof.

                  1.16. AT&T SERVICES BUSINESS has the meaning set forth in the Separation and Distribution Agreement.

                  1.17. AT&T SERVICES GROUP means each member of the AT&T Group other than any member of the NCR Group.

                  1.18. AT&T VOLUME PURCHASE AGREEMENT means the Volume Purchase Agreement, dated as of the date hereof, as amended, by and between AT&T and NCR.

                  1.19. CLOSING DATE has the meaning set forth in the Separation and Distribution Agreement.

                  1.20. CODE means the Internal Revenue Code of 1986, as amended.


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                  1.21. COMMISSION means the Securities and Exchange Commission.

                  1.22. CONSENTS means any consents, waivers or approvals from, or notification requirements to, any third parties.

                  1.23. DETERMINATION REQUEST has the meaning set forth in the Separation and Distribution Agreement.

                  1.24. EXCHANGE ACT means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

                  1.25. GOVERNMENTAL APPROVALS has the meaning set forth in the Separation and Distribution Agreement.

                  1.26. GOVERNMENTAL AUTHORITY has the meaning set forth in the Separation and Distribution Agreement.

                  1.27. GROUP means any of the AT&T Services Group, the Lucent Group or the NCR Group, as the context requires.

                  1.28. INDEMNIFYING PARTY has the meaning set forth in Section 4.4(a) hereof.

                  1.29. INDEMNITEE has the meaning set forth in Section 4.4(a) hereof.

                  1.30. INDEMNITY PAYMENT has the meaning set forth in Section 4.4(a) hereof.

                  1.31. INSURANCE PROCEEDS has the meaning set forth in the Separation and Distribution Agreement.

                  1.32. IPO has the meaning set forth in the Separation and Distribution Agreement.

                  1.33. LIABILITIES has the meaning set forth in the Separation and Distribution Agreement.

                  1.34. LUCENT means Lucent Technologies Inc., a Delaware corporation.

                  1.35. LUCENT COMMON STOCK means the Common Stock, $.01 par value per share, of Lucent.

                  1.36. LUCENT DISTRIBUTION means the distribution by AT&T on a pro rata basis to holders of AT&T Common Stock of all of the outstanding shares of Lucent Common Stock owned by AT&T as set forth in Article IV of the Separation and Distribution Agreement.

                  1.37. LUCENT GROUP has the meaning set forth in the Separation and Distribution Agreement.

                  1.38. LUCENT INDEMNITEES has the meaning set forth in the Separation and Distribution Agreement.



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                  1.39. NCR means NCR Corporation, a Maryland corporation.

                  1.40. NCR ANCILLARY AGREEMENTS means the AT&T Volume Purchase Agreement, the NCR Employee Benefits Agreement, the Procedures Agreement, the agreements listed on Schedule 1.40 hereto and the agreements related or supplemental to this Agreement or to any of the foregoing.

                  1.41. NCR BUSINESS means (a) the computer products, computer systems, data processing and information solutions business and operations as conducted by NCR and its Subsidiaries; (b) except as otherwise expressly provided herein or in the Separation and Distribution Agreement, any terminated, divested or discontinued businesses or operations (i) that at the time of termination, divestiture or discontinuation primarily related to the NCR Business as then conducted, or (ii) that were conducted by NCR, by any Person that at any time was an Affiliate of NCR prior to the acquisition of NCR by AT&T, or by any Person that at any time was controlled by NCR; (c) the terminated, divested or discontinued businesses and operations listed or described on Schedule 1.75 to the Separation and Distribution Agreement; and (d) any business or operation conducted by NCR or any Affiliate of NCR at any time on or after the NCR Distribution Date.

                  1.42. NCR COMMON STOCK means the Common Stock, par value $.01 per share, of NCR.

                  1.43. NCR COVERED LIABILITIES has the meaning set forth in the Separation and Distribution Agreement.

                  1.44. NCR DISTRIBUTION means the distribution by AT&T on a pro rata basis to holders of AT&T Common Stock of all of the outstanding shares of NCR Common Stock owned by AT&T on the NCR Distribution Date as set forth in
Article II of this Agreement.

                  1.45. NCR DISTRIBUTION DATE means the date determined pursuant to Section 2.3 of this Agreement on which the NCR Distribution occurs.

                  1.46. NCR EMPLOYEE BENEFITS AGREEMENT means the Employee Benefits Agreement, dated as of the date hereof, as amended, by and among AT&T, NCR and Lucent.

                  1.47. NCR FORM 10 means the Registration Statement on Form 10 to be filed by NCR with the Commission in connection with the NCR Distribution.

                  1.48. NCR GROUP means NCR, each Subsidiary of NCR and each other Person that is either controlled directly or indirectly by NCR immediately after the NCR Distribution Date or that is contemplated to be controlled by NCR pursuant to the Non-U.S. Plan (as supplemented from time to time).

                  1.49. NCR INDEMNITEES has the meaning set forth in Section 4.3(a) hereof.

                  1.50. NCR INFORMATION STATEMENT means the Information Statement constituting a part of the NCR Form 10, which will be mailed to AT&T shareholders in connection with the NCR Distribution.


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                  1.51. NCR INSURANCE POLICIES means the insurance policies
written by insurance carriers unaffiliated with AT&T pursuant to which NCR or one or more of its Subsidiaries (or their respective officers or directors) will be insured parties after the NCR Distribution Date.

                  1.52. NCR RECORD DATE means the time at which the transfer agent for the AT&T Common Stock closes its transfer records for AT&T Common Stock on the date to be determined by the AT&T Board of Directors as the record date for determining shareholders of AT&T entitled to receive the special dividend of shares of NCR Common Stock in the NCR Distribution.

                  1.53. NYSE means The New York Stock Exchange, Inc.

                  1.54. PERSON has the meaning set forth in the Separation and Distribution Agreement.

                  1.55. PREFERRED SHARE PURCHASE RIGHTS mean the Rights to be issued pursuant to a Rights Agreement substantially in the form of the Rights Agreement attached as an Exhibit to the NCR Form 10.

                  1.56. PROCEDURES AGREEMENT means the Procedures Agreement, dated as of the date hereof, as amended, by and between AT&T and NCR.

                  1.57. RESTRUCTURING ADJUSTMENT has the meaning set forth in the Tax Sharing Agreement.

                  1.58. RIDGE NCR POLICIES means any insurance policies written by American Ridge or any other captive insurance company of AT&T covering the NCR Business or any member of the NCR Group.

                  1.59. SECURITIES ACT means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

                  1.60. SECURITY INTEREST has the meaning set forth in the Separation and Distribution Agreement.

                  1.61. SEPARATION has the meaning set forth in the Separation and Distribution Agreement.

                  1.62. SEPARATION AND DISTRIBUTION AGREEMENT means the Separation and Distribution Agreement, dated as of February 1, 1996, as amended and restated as of March 29, 1996, by and among AT&T, Lucent and NCR, including the Schedules thereto.

                  1.63. SHARED AT&T PERCENTAGE, SHARED NCR PERCENTAGE, SHARED LUCENT PERCENTAGE, SHARED PERCENTAGE AND SHARED CONTINGENT LIABILITY have the respective meanings set forth in Section 6.1 of the Separation and Distribution Agreement.

                  1.64. SUBSIDIARY has the meaning set forth in the Separation and Distribution Agreement.

                  1.65. TAX SHARING AGREEMENT has the meaning set forth in the Separation and Distribution Agreement.



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                  1.66. TAXES has the meaning set forth in the Tax Sharing
Agreement.

                  1.67. THIRD PARTY CLAIM has the meaning set forth in Section 4.5(a) hereof.

                  1.68. TRANSACTION AGREEMENTS means, collectively, this Agreement, the NCR Ancillary Agreements, the Separation and Distribution Agreement and the Ancillary Agreements.


                                   ARTICLE II

                                THE DISTRIBUTION

                  2.1. THE DISTRIBUTION. (a) Subject to Section 2.3 hereof, on or prior to the NCR Distribution Date, AT&T will deliver to the Agent for the benefit of holders of record of AT&T Common Stock on the NCR Record Date, a single stock certificate representing all of the outstanding shares of NCR Common Stock then beneficially owned by AT&T or any of its wholly owned Subsidiaries, and shall cause the transfer agent for the shares of AT&T Common Stock to instruct the Agent on the NCR Distribution Date either to distribute, or make book-entry credits for, the appropriate number of such shares of NCR Common Stock to each such holder of AT&T Common Stock or designated transferee or transferees of such holder.

                  (b) Subject to Section 2.4, each holder of AT&T Common Stock on the NCR Record Date (or such holder's designated transferee or transferees) will be entitled to receive in the NCR Distribution a number of shares of NCR Common Stock equal to the number of shares of AT&T Common Stock held by such holder on the NCR Record Date multiplied by a fraction, the numerator of which is the number of shares of NCR Common Stock beneficially owned by AT&T or any of its wholly owned Subsidiaries on the NCR Record Date and the denominator of which is the number of shares of AT&T Common Stock outstanding on the NCR Record Date.

                  (c) Each of NCR and AT&T, as the case may be, will provide to the Agent all share certificates and any information required in order to complete the NCR Distribution on the terms contemplated hereby.

                  2.2. ACTIONS PRIOR TO THE NCR DISTRIBUTION. (a) AT&T and NCR shall prepare and mail, prior to the NCR Distribution Date, to the holders of AT&T Common Stock, the NCR Information Statement, which shall set forth appropriate disclosure concerning NCR, the NCR Distribution and such other matters as AT&T and NCR may determine. AT&T and NCR shall prepare, and NCR shall file with the Commission, the NCR Form 10, which shall include or incorporate by reference the NCR Information Statement. NCR shall use its reasonable best efforts to cause the NCR Form 10 to be declared effective under the Exchange Act as soon as practicable following the filing thereof.

                  (b) AT&T and NCR shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the NCR Distribution.

                  (c) NCR shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the NCR Common Stock (and related Preferred Share Purchase Rights) to be distributed in the NCR Distribution on the NYSE or another mutually agreeable stock exchange or quotations system.


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                  2.3. CONDITIONS TO THE NCR DISTRIBUTION. The AT&T Board shall have the sole discretion to determine the NCR Record Date and the NCR Distribution Date, and all appropriate procedures in connection with the NCR Distribution, provided that the NCR Distribution shall not occur prior to such time as each of the following conditions shall have been satisfied or shall have been waived by the AT&T Board in its sole discretion:

                  (a) a private letter ruling from the Internal Revenue Service shall have been obtained, and shall continue in effect, to the effect that, among other things, the NCR Distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Code, and such ruling shall be in form and substance satisfactory to AT&T in its sole discretion;

                  (b) any material Governmental Approvals and Consents necessary to consummate the NCR Distribution shall have been obtained and be in full force and effect;

                  (c) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the NCR Distribution shall be in effect and no other event shall have occurred or failed to occur that prevents the consummation of the NCR Distribution;

                  (d) the NCR Form 10 shall have been declared effective by the Commission;

                  (e) AT&T shall have received a favorable response from the Staff of the Commission to a request for a no-action letter concerning, among other matters, whether the NCR Distribution and related transactions may be effected without registration of the NCR Common Stock (and related Preferred Share Purchase Rights) under the Securities Act;

                  (f) the NCR Common Stock (and related Preferred Share Purchase Rights) shall have been accepted for listing by the NYSE or another mutually agreeable stock exchange or quotations system; and

                  (g) the AT&T Board shall have formally approved the Distribution;

provided that the satisfaction of such conditions shall not create any obligation on the part of AT&T, NCR or any other Person to effect or to seek to effect the NCR Distribution or in any way limit AT&T's right to terminate this Agreement as set forth in Section 7.1 or alter the consequences of any such termination from those specified in Section 7.2.

                  2.4. FRACTIONAL SHARES. No certificates representing fractional shares of NCR Common Stock will be distributed to holders of AT&T Common Stock in the NCR Distribution. Holders that receive certificates in the NCR Distribution and holders that receive less than one whole share of NCR Common Stock in the NCR Distribution will receive cash in lieu of such fractional shares as contemplated hereby. As soon as practicable after the NCR Distribution Date, AT&T shall direct the Agent to determine the number of fractional shares of NCR Common Stock allocable to each holder of record or beneficial owner of AT&T Common Stock as of the Record Date that will receive cash in lieu of such fractional shares, to aggregate all such fractional shares and sell the whole shares obtained by aggregating such fractional shares either in open market transactions or otherwise, in each case at then prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each such beneficial owner, in lieu of any fractional share,


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
such holder's or owner's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. AT&T and the Agent shall use their reasonable best efforts to aggregate the shares of AT&T Common Stock that may be held by any beneficial owner thereof through more than one account in determining the fractional share allocable to such beneficial owner.

                                   ARTICLE III
               CERTAIN AGREEMENTS RELATING TO THE NCR DISTRIBUTION

                  3.1. NCR ANCILLARY AGREEMENTS. Effective as of the date hereof, each of AT&T and NCR are executing and delivering each of the NCR Ancillary Agreements.

                  3.2. THE NCR BOARD. NCR and AT&T shall take all actions which may be required to elect or otherwise appoint as directors of NCR, on or prior to the NCR Distribution Date, the persons named in the NCR Form 10 to constitute the Board of Directors of NCR on the NCR Distribution Date.

                  3.3. NCR CHARTER, BYLAWS AND RIGHTS. Prior to the NCR Distribution Date, (a) AT&T shall cause Articles of Amendment and Restatement of NCR, substantially in the form filed with the NCR Form 10, to be filed for record with the Maryland State Department of Assessments and Taxation and to be in effect on the NCR Distribution Date, and (b) the Board of Directors of NCR shall amend the Bylaws of NCR so that the NCR Bylaws are substantially in the form filed with the NCR Form 10. Prior to the NCR Record Date, the Board of Directors of NCR shall declare a dividend of the Preferred Share Purchase Rights so that each share of NCR Common Stock issued and outstanding on the NCR Distribution Date shall initially have one Preferred Share Purchase Right attached thereto.

                  3.4. TERMINATION OF INTERCOMPANY AGREEMENTS. (a) Except as set forth in Section 3.4(b) or Section 2.4(b) of the Separation and Distribution Agreement or Schedule 2.4(b)(ii) thereto, in furtherance of the releases and other provisions of Section 4.1 hereof, NCR and each member of the NCR Group, on the one hand, and AT&T and the respective members of the AT&T Services Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among NCR and/or any member of the NCR Group, on the one hand, and AT&T and/or any member of the AT&T Services Group, on the other hand, effective as of the NCR Distribution Date. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the NCR Distribution Date. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

                  (b) The provisions of Section 3.4(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) the Transaction Agreements (and each other agreement or instrument expressly contemplated by any Transaction Agreement to be entered into by any of the parties hereto or any of the members of their respective Groups); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 3.4(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Person other than the


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
parties hereto and their respective Affiliates is a party; (iv) except as set forth in Schedule 3.4(b)(iv), any intercompany accounts payable or accounts receivable accrued as of the NCR Distribution Date that are reflected in the books and records of the parties or otherwise documented in writing in accordance with past practices; (v) any agreements, arrangements, commitments or understandings to which AT&T Capital Corporation, any member of the Lucent Group, or any other non-wholly owned Subsidiary of AT&T or NCR, as the case may be, is a party (it being understood that directors' qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); (vi) any written Tax sharing or Tax allocation agreements to which any member of any Group is a party; and (vii) any other agreements, arrangements, commitments or understandings that any of the Transaction Agreements expressly contemplates will survive the NCR Distribution Date.

                  3.5. DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. Each of AT&T (on behalf of itself and each member of the AT&T Services Group) and NCR (on behalf of itself and each member of the NCR Group) understands and agrees that, except as expressly set forth in any Transaction Agreement, no party to any Transaction Agreement or any other agreement or document contemplated by any Transaction Agreement either has or is representing or warranting in any way as to the Assets, businesses or Liabilities retained, transferred or assumed as contemplated hereby or thereby, as to any consents or approvals required in connection therewith, as to the value or freedom from any Security Interests of, or any other matter concerning, any Assets of such party, or as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth in any Transaction Agreement, all such Assets were, or are being, transferred, or are being retained, on an "as is," "where is" basis (and, in the case of any real property, by means of a quitclaim or similar form deed or conveyance) and the respective transferees shall bear the economic and legal risks that any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest.

                  3.6. NON-U.S. PLAN. As promptly as practicable, NCR and AT&T shall use their reasonable best efforts to consummate, or to cause to be consummated, the transactions set forth on Schedule 3.6 hereto.

                  3.7. LETTERS OF CREDIT AND RELATED MATTERS. In the event that at any time, whether prior to or after the NCR Distribution Date, AT&T identifies any letters of credit, interest rate or foreign exchange contracts or other financial or other contracts that relate primarily to the NCR Business but for which any member of the AT&T Services Group has contingent, secondary, joint, several or other Liability of any nature whatsoever, NCR will at its expense take such actions and enter into such agreements and arrangements as AT&T may request to effect the release or substitution of the member of the AT&T Services Group.

                                   ARTICLE IV
                        MUTUAL RELEASES; INDEMNIFICATION

                  4.1. RELEASE OF PRE-CLOSING CLAIMS. (a) Except as provided in
Section 4.1(c), effective as of the NCR Distribution Date, NCR does hereby, for itself and each


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
other member of the NCR Group, their respective Affiliates (other than any member of the AT&T Services Group or the Lucent Group), successors and assigns, and all Persons who at any time prior to the NCR Distribution Date have been shareholders, directors, officers, agents or employees of any member of the NCR Group (in each case, in their respective capacities as such), remise, release and forever discharge AT&T, the members of the AT&T Services Group, their respective Affiliates (other than any member of the NCR Group or the Lucent Group), successors and assigns, and all Persons who at any time prior to the NCR Distribution Date have been shareholders, directors, officers, agents or employees of any member of the AT&T Services Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the NCR Distribution Date, including in connection with the actions or decisions taken or omitted to be taken in connection with, and the other activities relating to, the structuring or implementation of any of the Separation, the IPO, the Lucent Distribution or the NCR Distribution.

                  (b) Except as provided in Section 4.1(c), effective as of the NCR Distribution Date, AT&T does hereby, for itself and each other member of the AT&T Services Group, their respective Affiliates (other than AT&T Capital Corporation or any Subsidiary of AT&T Capital Corporation, any member of the NCR Group or the Lucent Group), successors and assigns, and all Persons who at any time prior to the NCR Distribution Date have been shareholders, directors, officers, agents or employees of any member of the AT&T Services Group other than AT&T Capital Corporation or any Subsidiary of AT&T Capital Corporation (in each case, in their respective capacities as such), remise, release and forever discharge NCR, the respective members of the NCR Group, their respective Affiliates (other than any member of the AT&T Services Group or the Lucent Group), successors and assigns, and all Persons who at any time prior to the NCR Distribution Date have been shareholders, directors, officers, agents or employees of any member of the NCR Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the NCR Distribution Date, including in connection with the transactions and all other activities to implement any of the Separation, the IPO, the Lucent Distribution or the NCR Distribution.

                  (c) Nothing contained in Section 4.1(a) or (b) shall impair any right of any Person to enforce the Transaction Agreements, or any agreements, arrangements, commitments or understandings that are specified in the Separation and Distribution Agreement, in Section 3.4(b) or the Schedules hereto or thereto not to terminate as of the Closing Date or the NCR Distribution Date, as the case may be, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or (b) shall release any Person from:

                   (i) any Liability provided in or resulting from any agreement among any members of the AT&T Services Group or the NCR Group that is specified in the Separation and Distribution Agreement, in Section 3.4(b) or the applicable Schedules hereto or thereto as not to terminate as of the Closing Date or as of the NCR Distribution Date, as the case may be, or any other Liability specified in the


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
         Separation and Distribution Agreement, in Section 3.4(b) or the applicable Schedules hereto or thereto as not to terminate as of the Closing Date or NCR Distribution Date;

                  (ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, any Transaction Agreement;

                 (iii) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article IV and by the Separation and Distribution Agreement, and, if applicable, by the appropriate provisions of the Ancillary Agreements or NCR Ancillary Agreements; or

                  (iv) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this
         Section 4.1; provided that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any such Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 4.1 but for the provisions of this clause (iv).

                  (d) NCR shall not make, and shall not permit any member of the NCR Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against AT&T, any member of the AT&T Services Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). AT&T shall not, and shall not permit any member of the AT&T Services Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against NCR or any member of the NCR Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

                  (e) It is the intent of each of AT&T and NCR by virtue of the provisions of this Section 4.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the NCR Distribution Date, between or among NCR or any member of the NCR Group, on the one hand, and AT&T or any member of the AT&T Services Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the NCR Distribution
Date), except as expressly set forth in Section 4.1(c). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

                  4.2. INDEMNIFICATION BY NCR. NCR shall indemnify, defend and hold harmless AT&T, each member of the AT&T Services Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "AT&T Indemnitees"), from and against any and all Liabilities of the AT&T Indemnitees relating to, arising out of or resulting from any of the following items (without duplication), in each case whether arising before, on or after the NCR Distribution Date:

                  (a) the failure of NCR or any other member of the NCR Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of any member of the NCR Group in accordance with their respective terms, whether prior to or after the NCR Distribution Date or the date hereof (including any Liabilities assumed or retained by any member of the NCR Group pursuant to any Transaction Agreement);

                  (b) the NCR Business (including any claim by, or resulting from a claim by, any creditor of AT&T UK Holdings Ltd. to the extent relating to the NCR Business conducted by such entity), any Liability of any member of the NCR Group or any NCR Covered Liability;

                  (c) any Asset (including contracts, agreements, real property and leasehold interests) of any member of the NCR Group at any time (other than Assets transferred to any member of the AT&T Services Group prior to the NCR Distribution Date), and any contract, agreement, letter of credit or other commitment or obligation listed on Schedule 4.2(c) hereof;

                  (d) the operation of the NCR Business, as conducted at any time prior to, on or after the NCR Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority));

                  (e) any guarantee, indemnity, representation, warranty or other Liability of or made by any member of the AT&T Services Group in respect of any Liability or alleged Liability of any member of the NCR Group;

                  (f) any breach by NCR or any member of the NCR Group of this Agreement, the Separation and Distribution Agreement, any Ancillary Agreement, any of the NCR Ancillary Agreements or any other agreement or contract that survives the NCR Distribution Date;

                  (g) any Liabilities relating to, arising out of or resulting from the NCR Business (including any NCR Covered Liabilities) for which AT&T has agreed to indemnify and hold harmless the Lucent Indemnitees pursuant to Section 5.3(a) of the Separation and Distribution Agreement;

                  (h) actions taken by any member of the AT&T Group on behalf of any member of the NCR Group pursuant to the Separation and Distribution Agreement or any Ancillary Agreement;

                  (i) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the NCR Information Statement or NCR Form 10;

                  (j) any Liability relating to, arising out of or resulting from any actual or threatened Action or other claim alleging that any Liability was improperly allocated to the NCR Group or that any Asset was improperly withheld from the NCR Group, in each case pursuant to any of the Transaction Agreements;

                  (k) any Liability relating to, arising out of or resulting from any Action or other claim filed on or after March 1, 1996 and on or prior to the NCR Distribution Date against any member of the NCR Group unless either (i) any member of the AT&T Services Group has also been duly served as a party to such Action or other claim prior to the date hereof, (ii) NCR establishes that such Action or other claim relates exclusively to the AT&T Services Business, or (iii) such matter is listed on Schedule 4.2(k) hereto (it being understood that the applicability of any of the exceptions set forth in clause (i), (ii) or
         (iii) shall not eliminate any Liability of any member of the NCR Group pursuant to any other provision of this Agreement or any other Transaction Agreement). For purposes of clarification, the parties agree that this paragraph (k) will control the allocation of Liability with respect to any Action or other claim to which this paragraph (k) by its terms applies and that, to the extent this paragraph (k) does not by its terms apply to any Action or other claim, the allocation of Liability with respect thereto will be controlled by the Separation and Distribution Agreement to the extent it applies by its terms and, otherwise, will be controlled by any other applicable terms of this Agreement and the other Transaction Agreement.

Nothing in this Agreement shall be deemed to amend or modify Article V (including Section 5.3(c) thereof) or Article VI of the Separation and Distribution Agreement and the provisions of the Separation and Distribution Agreement shall govern matters covered thereby.

                  4.3. INDEMNIFICATION BY AT&T. AT&T shall indemnify, defend and hold harmless NCR, each member of the NCR Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "NCR Indemnitees"), from and against any and all Liabilities of the NCR Indemnitees relating to, arising out of or resulting from any of the following items (without duplication), in each case whether arising before, on or after the NCR Distribution Date:

                   (a) the failure of AT&T or any other member of the AT&T Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the AT&T Services Group whether prior to or after the NCR Distribution Date or the date hereof (including any Liabilities assumed or retained by any member of the AT&T Services Group pursuant to any Transaction Agreement);

                   (b) the AT&T Services Business (including any claim by, or resulting from a claim by, any creditor of AT&T UK Holdings Ltd. to the extent relating to the AT&T Services Business conducted by such entity) or any Liability of the AT&T Services Group; and

                   (c) any breach by AT&T or any member of the AT&T Services Group of this Agreement, the Separation and Distribution Agreement, any Ancillary Agreement, any of the NCR Ancillary Agreements or any other agreement or contract that survives the NCR Distribution Date;

         provided however that this Section 4.3 shall not apply to any Liability relating to the NCR Business.

                  4.4. INDEMNIFICATION OBLIGATIONS NET OF INSURANCE PROCEEDS AND OTHER AMOUNTS. (a) The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article IV will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any party (an "Indemnifying Party") is required to pay to any Person entitled to indemnification hereunder (an "Indemnitee") will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Liability. If an Indemnitee receives a payment (an "Indemnity Payment") required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payment was made.

                  (b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

                  4.5. PROCEDURES FOR INDEMNIFICATION OF THIRD PARTY CLAIMS. (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the AT&T Services Group or the NCR Group of any claim or of the commencement by any such Person of any Action (collectively, a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any NCR Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within 20 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee to give notice as provided in this Section 4.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

                  (b) If the Indemnitee or any other party to this Agreement believes that the Third Party Claim is or may be a Shared Contingent Liability, such Indemnitee or other party may make a Determination Request in accordance with the Separation and Distribution Agreement at any time following any notice given by the Indemnitee to an Indemnifying Party pursuant to Section 4.5(a). AT&T may make such a Determination Request at any time. Unless each of AT&T, NCR and Lucent has acknowledged that the applicable Third Party Claim (including any Third Party Claim set forth on Schedule 6.6 to the Separation and Distribution Agreement) is not a Shared Contingent Liability or unless a determination to such effect has been made in accordance with the Separation and Distribution Agreement, AT&T shall be entitled (but not obligated) to assume the defense of such Third Party Claim as if it were the Indemnifying Party hereunder. In any such event, AT&T shall be entitled to reimbursement of all the costs and expenses (including allocated costs of in-house counsel and other personnel) of such defense once a final determination or acknowledgment is made as to the status of the Third Party Claim from the applicable party or parties that would have been required to pay such amounts if the status of the Third Party

Claim had been determined immediately; provided that, if such Third Party Claim is determined to be a Shared Contingent Liability, such costs and expenses shall be shared as provided in Section 5.5(c) of the Separation and Distribution Agreement.

                  (c) AT&T shall assume the defense of, and may seek to settle or compromise, any Third Party Claim that is a Shared Contingent Liability, and the costs and expenses (including allocated costs of in-house counsel and other personnel) thereof shall be included in the calculation of the amount of the applicable Shared Contingent Liability in determining the reimbursement obligations of the other parties with respect thereto pursuant to Section 6.4 of the Separation and Distribution Agreement. Any Indemnitee in respect of a Shared Contingent Liability shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but all fees and expenses of such counsel shall be the expense of such Indemnitee.

                  (d) Other than in the case of a Shared Contingent Liability, an Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in the next sentence. In the event that (i) the Third Party Claim is not a Shared Contingent Liability and (ii) the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

                  (e) Other than in the case of a Shared Contingent Liability, if an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 4.5(d), such Indemnitee may defend such Third Party Claim at the cost and expense (including allocated costs of in-house counsel and other personnel) of the Indemnifying Party.

                  (f) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim that is not a Shared Contingent Liability without the consent of the Indemnifying Party. No Indemnitee may settle or compromise any Third Party Claim that is a Shared Contingent Liability without the consent of AT&T.

                  (g) In the case of a Third Party Claim that is not a Shared Contingent Liability, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee. In the case of a Third Party Claim that is a Shared Contingent Liability, AT&T shall not consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the

Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

                  (h) The provisions of Section 4.5 and Section 4.6 shall not apply to Taxes (which are covered by the Tax Sharing Agreement).

                  4.6. ADDITIONAL MATTERS. (a) Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by any Transaction Agreement.

                  (b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense (including allocated costs of in-house counsel and other personnel) of such Indemnifying Party, in prosecuting any subrogated right, defense or claim; provided, however, that AT&T shall be entitled to control the prosecution of any such right, defense or claim in respect of any Shared Contingent Liability.

                  (c) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant or, in the case of a Shared Contingent Liability, add the Indemnifying Party as a named defendant, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section and, subject to Section 6.4 of the Separation and Distribution Agreement with respect to Shared Contingent Liabilities, the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys' fees, experts' fees and all other external expenses, and the allocated costs of in-house counsel and other personnel), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

                  4.7. REMEDIES CUMULATIVE. The remedies provided in this
Article IV shall be cumulative and, subject to the provisions of Article IX of the Separation and Distribution Agreement, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

                  4.8. SURVIVAL OF INDEMNITIES. The rights and obligations of each of AT&T and NCR and their respective Indemnitees under this Article IV shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

                  4.9. RELATIONSHIP TO SEPARATION AND DISTRIBUTION AGREEMENT DISPUTE RESOLUTION PROCEDURES. (a) Each of NCR and AT&T agrees that the procedures for discussion, negotiation and arbitration set forth in Article IX of the Separation and Distribution Agreement (which are hereby incorporated herein by reference) shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or, except as otherwise expressly provided therein, any NCR Ancillary Agreement (as if each of this Agreement and each of the NCR Ancillary Agreements were an Ancillary Agreement), or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any member of the AT&T Services Group and the NCR Group.

                  (b) Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in such Article IX shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as expressly provided in Sections 9.7(b) and 9.8 of the Separation and Distribution Agreement and except to the extent provided under the Arbitration Act in the case of judicial review of arbitration results or awards. Each party on behalf of itself and each member of its respective Group irrevocably waives any right to any trial by jury with respect to any claim, controversy or dispute set forth in the first sentence of Section 9.1 of the Separation and Distribution Agreement.

                  (c) Without limiting the foregoing, each of the parties agrees on behalf of itself and each member of its Group that if an Arbitration Demand Notice with respect to a dispute, controversy or claim is not given prior to the expiration of the Applicable Deadline, as between or among the parties and the members of their Groups, such dispute, controversy or claim will be barred.

                  (d) Subject to Sections 9.7(d) and 9.8 of the Separation and Distribution Agreement, upon delivery of an Arbitration Demand Notice pursuant to Section 9.3(a) of the Separation and Distribution Agreement prior to the Applicable Deadline, the dispute, controversy or claim shall be decided by a sole arbitrator in accordance with the rules set forth in Article IX of the Separation and Distribution Agreement.

                  (e) The interpretation of the provisions of this Section 4.9 and Article IX of the Separation and Distribution Agreement (to the extent incorporated herein by reference), only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 8.2.

                                    ARTICLE V
                  INTERIM OPERATIONS AND CERTAIN OTHER MATTERS

                  5.1. CERTAIN TAX MATTERS. Notwithstanding any other provision of this Agreement, the Tax Sharing Agreement, or any other Transaction Agreement, in the case of any Adjustment comprising a Restructuring Adjustment that relates to the NCR Distribution and arises as a result of the acquisition of all or a portion of the NCR capital stock of any class or series and/or its assets by any means whatsoever by any Person other than an Affiliate of NCR following such NCR Distribution, then the Shared NCR

Percentage with respect to such Adjustment shall be 100% and each of the Shared AT&T Percentage and the Shared Lucent Percentage shall be 0%.

                  5.2. AGREEMENT FOR EXCHANGE OF INFORMATION; ARCHIVES. Each of AT&T and NCR agrees that the provisions of Article VIII of the Separation and Distribution Agreement shall continue to apply after the NCR Distribution Date; provided however, that as between the members of NCR Group, on the one hand, and the AT&T Services Group, on the other hand, the reference to "the third anniversary of the date hereof" in Section 8.2 of the Separation and Distribution Agreement shall be deemed to be the third anniversary of the date of this Agreement. Without limiting the foregoing, (a) NCR shall maintain in effect at its own cost and expense adequate systems and controls to the extent necessary to enable the members of the AT&T Group to satisfy their respective reporting, accounting, audit and other obligations, and (b) NCR shall provide, or cause to be provided, to AT&T in such form as AT&T shall request, at no charge to AT&T, all financial and other data and information as AT&T determines necessary or advisable in order to prepare AT&T financial statements and reports or filings with any Governmental Authority.

                  5.3. INSURANCE MATTERS. (a) All rights of the members of the NCR Group as of the NCR Distribution Date under Ridge NCR Policies that are by their respective terms occurrence-based policies shall survive the NCR Distribution Date with respect to events occurring on or prior to the NCR Distribution Date in accordance with their respective terms as of such date. All other rights under any Ridge NCR Policies shall terminate as of the NCR Distribution Date and no member of the NCR Group or any NCR Indemnitee shall have any claim against AT&T, any member of the AT&T Services Group or any AT&T Indemnitee in respect thereof. NCR agrees to indemnify and hold each member of the AT&T Services Group and each AT&T Indemnitee harmless with respect to any such claims.

                  (b) NCR does hereby, for itself and each other member of the NCR Group, agree that no member of the AT&T Services Group or any AT&T Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of AT&T and its Affiliates as in effect at any time prior to the NCR Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier (other than American Ridge), the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise. In no event shall AT&T, any other member of the AT&T Services Group or any AT&T Indemnitee have liability or obligation whatsoever to any member of the NCR Group in the event that any NCR Insurance Policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the NCR Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

                                   ARTICLE VI
                   FURTHER ASSURANCES AND ADDITIONAL COVENANTS

                  6.1. FURTHER ASSURANCES. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable best efforts, prior to, on and after the NCR Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the NCR Ancillary Agreements.

                  (b) Without limiting the foregoing, prior to, on and after the NCR Distribution Date, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the NCR Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the NCR Ancillary Agreements and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title, free and clear of any Security Interest, if and to the extent it is practicable to do so.

                  (c) Each of AT&T and NCR, at the request of the other, shall use its reasonable best efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate (including with respect to any federal government contract) or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Liabilities of the NCR Group or Liabilities that relate to the NCR Group, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the NCR Group, so that, in any such case, NCR and its Subsidiaries will be solely responsible for such Liabilities; provided, however, that neither AT&T nor NCR shall be obligated to pay any consideration therefor to any third party from whom such consents, approvals, substitutions, amendments and releases are requested.

                  (d) If AT&T or NCR is unable to obtain, or to cause to be obtained, any such required consent, approval, release, substitution or amendment, the applicable member of the AT&T Services Group shall continue to be bound by such agreements, leases, licenses and other obligations and, unless not permitted by law or the terms thereof, NCR shall, as agent or subcontractor for AT&T or such other Person, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of AT&T or such other Person, as the case may be, thereunder from and after the date hereof. NCR shall indemnify each AT&T Indemnitee, and hold each of them harmless against any Liabilities arising in connection therewith.

                  (e) On or prior to the Closing Date, AT&T and NCR shall take all actions as may be necessary to approve the stock-based employee benefit plans of NCR in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and Section 162(m) of the Code.

                  (f) The parties hereto agree to take any reasonable actions necessary in order for the NCR Distribution to qualify as a tax-free distribution pursuant to Section 355 of the Code.

                  6.2. QUALIFICATION AS TAX-FREE DISTRIBUTION. (a) After the NCR Distribution Date, none of AT&T or NCR shall take, or permit any member of its respective Group to take, any action which could reasonably be expected to prevent the NCR Distribution from qualifying as a tax-free distribution within the meaning of Section 355 of the Code or any other transaction contemplated by this Agreement or any other Transaction Agreement which is intended by the parties to be tax-free from failing so to qualify.

                  (b) After the NCR Distribution Date, NCR shall not, nor cause or permit, any member of the NCR Group to take any action or enter into any transaction which could reasonably be expected to materially adversely impact the reasonably expected tax consequences to AT&T which are known to NCR of any transaction contemplated by this Agreement or any Transaction Agreement; provided, however, nothing in this Section 6.2(b) shall prohibit NCR from taking any action, or entering into any transaction (or permitting or causing any member of the NCR Group so to act or enter) in the ordinary course of business or in the ordinary course of business dealing, or in connection with the settlement of any audit issue or in connection with the filing of any tax return. After the NCR Distribution Date, AT&T shall not, nor cause or permit, any member of the AT&T Services Group to take any action or enter into any transaction which could reasonably be expected to materially adversely impact the expected tax consequences to NCR which are known to AT&T of any transaction contemplated by this Agreement or any Transaction Agreement; provided, however, nothing in this Section 6.2(b) shall prohibit AT&T from taking any action, or entering into any transaction (or permitting or causing any member of the AT&T Services Group so to act or enter), in the ordinary course of business or in the ordinary course of business dealing, or in connection with the settlement of any audit issue or in connection with the filing of any tax return.

                                   ARTICLE VII
                                   TERMINATION

                  7.1. TERMINATION. This Agreement may be terminated at any time prior to the NCR Distribution Date by AT&T.

                  7.2. EFFECT OF TERMINATION. In the event of any termination of this Agreement, no party to this Agreement (or any of its directors or officers) shall have any Liability or further obligation to any other party.

                                  ARTICLE VIII
                                  MISCELLANEOUS

                  8.1. COUNTERPARTS; ENTIRE AGREEMENT; CORPORATE POWER. (a) This Agreement and each NCR Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

                  (b) This Agreement, the Separation and Distribution Agreement, the Ancillary Agreements and the NCR Ancillary Agreements and the Exhibits, Schedules and Appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

                  (c) AT&T represents on behalf of itself and each other member of the AT&T Services Group, and NCR represents on behalf of itself and each other member of the NCR Group as follows:

                   (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each other NCR Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby; and

                  (ii) this Agreement and each NCR Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

                  (d) Notwithstanding any provision of this Agreement or any NCR Ancillary Agreement, AT&T shall not be required to take or omit to take any act that would violate its fiduciary duties to any minority stockholders of Lucent, AT&T Capital Corporation or any other non-wholly owned Subsidiary of AT&T (it being understood that directors' qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

                  8.2. GOVERNING LAW. This Agreement and, unless expressly provided therein, each NCR Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the laws of the State of New York (other than as to its laws of arbitration which shall be governed under the Arbitration Act or other applicable federal law pursuant to Section 4.9 hereof and Section 9.10 of the Separation and Distribution Agreement), irrespective of the choice of laws principles of the State of New York, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

                  8.3. ASSIGNABILITY. (a) Except as set forth in any NCR Ancillary Agreement, this Agreement and each NCR Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any NCR Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.

                  8.4. THIRD PARTY BENEFICIARIES. Except for the indemnification rights under this Agreement of any AT&T Indemnitee or NCR Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each NCR Ancillary Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement or any NCR Ancillary Agreement (except as expressly set forth in the NCR Employee Benefits Agreement, but only to the specific extent set forth therein) and neither this Agreement nor any NCR Ancillary Agreement shall provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any NCR Ancillary Agreement.

                  8.5. NOTICES. All notices or other communications under this Agreement or any NCR Ancillary Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

         If to AT&T, to:   AT&T Corp.
                           131 Morristown Road
                           Basking Ridge, NJ 07920
                           Attn: Vice President-Law and
                             Corporate Secretary

         If to NCR, to:    NCR Corporation
                           1700 S. Patterson Blvd.
                           Dayton, Ohio 45479
                           Attn: Chief Financial Officer

         with a copy to:   NCR Corporation
                           1700 S. Patterson Blvd.
                           Dayton, Ohio 45479
                           Attn: General Counsel

Any party may, by notice to the other party, change the address to which such notices are to be given.

                  8.6. SEVERABILITY. If any provision of this Agreement or any NCR Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

                  8.7. FORCE MAJEURE. No party shall be deemed in default of this Agreement or any NCR Ancillary Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement or any NCR Ancillary Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

                  8.8. PUBLICITY. Prior to the NCR Distribution Date, each of NCR and AT&T shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the IPO, the Lucent Distribution, the NCR Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

                  8.9. EXPENSES. Except as expressly set forth in this Agreement or in any NCR Ancillary Agreement, whether or not the NCR Distribution is consummated, all third party fees, costs and expenses paid or incurred prior to the NCR Distribution Date in connection with the NCR Distribution will be paid by AT&T; provided however that NCR shall consult with AT&T prior to incurring any such third party obligations.

                  8.10. HEADINGS. The article, section and paragraph headings contained in this Agreement and in the NCR Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any NCR Ancillary Agreement.

                  8.11. SURVIVAL OF COVENANTS. Except as expressly set forth in any NCR Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each NCR Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive the NCR Distribution and shall remain in full force and effect following the consummation of the NCR Distribution.

                  8.12. WAIVERS OF DEFAULT. Waiver by any party of any default by the other party of any provision of this Agreement or any NCR Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

                  8.13. AMENDMENTS. No provisions of this Agreement or any NCR Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

                  8.14. INTERPRETATION. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable NCR Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such NCR Ancillary Agreement). Article, Section , Exhibit, Schedule and Appendix references are to the Articles, Sections , Exhibits, Schedules and Appendices to this Agreement (or the applicable NCR Ancillary Agreement) unless otherwise specified. The word "including" and words of similar import when used in this Agreement (or the applicable NCR Ancillary Agreement) shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. The word "or" shall not be exclusive. For all purposes of this Agreement, "allocated costs of in-house counsel and other personnel" shall be determined in accordance with the principles set forth in Schedule 12.15 to the Separation and Distribution Agreement. Unless expressly stated to the contrary in this Agreement, all references to "the date hereof," "the date of this Agreement," "hereby" and "hereupon" and words of similar import shall all be references to November 20, 1996, regardless of any amendment or restatement hereof.

                  IN WITNESS WHEREOF, the parties have caused this Distribution Agreement to be executed by their duly authorized representatives.

                                       AT&T CORP.

                                    By: /s/ R.E. Allen
                                       --------------------------------
                                       Name:
                                       Title:

                                       NCR CORPORATION

                                    By: /s/ Jon S. Hoak
                                       --------------------------------
                                       Name:
                                       Title: